As filed with the Securities and Exchange Commission on January 3, 2012

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

VALLEY NATIONAL BANCORP

(Exact name of registrant as specified in its charter)

New Jersey	22-2477875
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1455 Valley Road

Wayne, New Jersey 07470

(Address, including zip code of registrant’s principal executive offices)

STATE BANCORP, INC. 1999 INCENTIVE STOCK OPTION PLAN

STATE BANCORP, INC. STOCK OPTION PLAN (2002) (restated as the STATE BANCORP, INC. 2006 EQUITY COMPENSATION PLAN)

EMPLOYMENT AGREEMENT BETWEEN STATE BANCORP, INC., STATE BANK OF LONG ISLAND AND THOMAS M. O’BRIEN

(Full title of the Plans)

Gerald H. Lipkin

Chairman, President and Chief Executive Officer

Valley National Bancorp

1455 Valley Road

Wayne, New Jersey 07470

(973) 305-8800

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With a Copy to:

Ronald H. Janis, Esq.

Day Pitney LLP

7 Times Square

New York, New York 10036

(212) 297-5813

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common Stock, no par value	339,508 shares	$17.70	$6,009,291.60	$688.67

(1)	Pursuant to the Agreement and Plan of Merger, dated as of April 28, 2011, by and between Valley National Bancorp and State Bancorp, Inc. (the “Merger Agreement”), Valley National Bancorp assumed all of the outstanding stock options to purchase shares of common stock of State Bancorp, Inc. under the State Bancorp, Inc. 1999 Incentive Stock Option Plan, State Bancorp, Inc. Stock Option Plan (2002) (restated as the State Bancorp, Inc. 2006 Equity Compensation Plan), and the Employment Agreement between State Bancorp, Inc., State Bank of Long Island and Thomas M. O’Brien (collectively, the “Plans”), and such options became exercisable solely to purchase shares of Common Stock of Valley National Bancorp, in accordance with the terms of the Merger Agreement.

In addition, Pursuant to Rule 416 under the Securities Act of 1933, as amended, this Registration Statement also covers an indeterminate number of shares of Common Stock that may be issuable pursuant to anti-dilution provisions contained in the Plans.

(2)	Calculated solely for the purpose of determining the registration fee pursuant to Rule 457(h) under the Securities Act of 1933, as amended, based upon the weighted average exercise price of the options outstanding under the Plans.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1 Plan Information*

Not filed with this Registration Statement.

Item 2 Registrant Information and Employee Plan Annual Information*

Not filed with this Registration Statement.

*	All information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933 and the Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3 Documents Incorporated By Reference

The following documents filed by the Registrant with the Securities and Exchange Commission (the “Commission”) are incorporated herein by reference:

1.	Annual Report on Form 10-K for the year ended December 31, 2010.

2.	All other reports filed by the Company pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since the end of the fiscal year covered by the Company’s latest Annual Report on Form 10-K including the (i) Quarterly Reports on Form 10-Q for the quarters ended March 31, 2011, June 30, 2011, and September 30, 2011 and the Amended Quarterly Report on Form 10-Q/A for the quarter ended June 30, 2011, and (ii) the Current Reports filed on Form 8-K dated January 31, 2011, April 19, 2011, April 29, 2011, May 4, 2011, May 20, 2011, November 15, 2011 and January 3, 2012;

3.	The description of the Registrant’s common stock contained in the Registration Statement on Form 8-A filed by the Company pursuant to Section 12 of the Securities Exchange Act of 1934, and any amendment or report filed for the purpose of updating such description.

Information in Current Reports on Form 8-K furnished to the Commission, including under Item 2.02 or 7.01 of Form 8-K, prior, on or subsequent to the date hereof is not being and will not be incorporated herein by reference.

In addition, all documents hereafter filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, are hereby incorporated herein by reference and are a part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4 Description of Securities

Not applicable.

Item 5 Interests of Named Experts and Counsel

Certain legal matters relating to the issuance of the shares of the Company’s Common Stock offered hereby have been passed upon by DAY PITNEY LLP, counsel to the Company. Partners and other attorneys involved in the preparation of the Registration Statement in the law firm of DAY PITNEY LLP beneficially own 7,857 shares of the Company’s Common Stock as of January 3, 2012.

Item 6 Indemnification of Directors and Officers

Indemnification. Article VI of the Company’s certificate of incorporation provides that the Company shall indemnify its present and former officers, directors, employees, and agents and persons serving at its request against expenses, including attorney’s fees, judgments, fines or amounts paid in settlement, incurred in connection with any pending or threatened action, suit, or proceeding, whether civil, criminal, administrative or investigative to the full extent permitted by the New Jersey Business Corporation Act. The Article also provides that such indemnification shall not exclude any other rights to indemnification to which a person may otherwise be entitled, and authorizes the corporation to purchase insurance on behalf of any of the persons enumerated against any liability whether or not the corporation would have the power to indemnify him under the provisions of Article VI.

The New Jersey Business Corporation Act empowers a corporation to indemnify a corporate agent against his expenses and liabilities incurred in connection with any proceeding (other than a derivative lawsuit) involving the corporate agent by reason of his being or having been a corporate agent if (a) the agent acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and (b) with respect to any criminal proceeding, the corporate agent had no reasonable cause to believe his conduct was unlawful. For purposes of the Act, the term “corporate agent” includes any present or former director, officer, employee or agent of the corporation, and a person serving as a “corporate agent” at the request of the corporation for any other enterprise.

With respect to any derivative action, the corporation is empowered to indemnify a corporate agent against his expenses (but not his liabilities) incurred in connection with any proceeding involving the corporate agent by reason of his being or having been a corporate agent if the agent acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation. However, only the court in which the proceeding was brought can empower a corporation to indemnify a corporate agent against expenses with respect to any claim, issue or matter as to which the agent was adjudged liable for negligence or misconduct.

The corporation may indemnify a corporate agent in a specific case if a determination is made by any of the following that the applicable standard of conduct was met: (i) the board of directors, or a committee thereof, acting by a majority vote of a quorum consisting of disinterested directors; (ii) by independent legal counsel, if there is not a quorum of disinterested directors or if the disinterested quorum empowers counsel to make the determination; or (iii) by the shareholders.

A corporate agent is entitled to mandatory indemnification to the extent that the agent is successful on the merits or otherwise in any proceeding, or in defense of any claim, issue or matter in the proceeding. If a corporation fails or refuses to indemnify a corporate agent, whether the indemnification is permissive or mandatory, the agent may apply to a court to grant him the requested indemnification. In advance of the final disposition of a proceeding, the corporation may pay an agent’s expenses if the agent agrees to repay the expenses unless it is ultimately determined he is entitled to indemnification.

Exculpation. Article VII of the Company’s certificate of incorporation of Valley National Bancorp provides:

A director or officer of the Corporation shall not be personally liable to the Corporation or its stockholders for damages for breach of any duty owed to the Corporation or its stockholders, except that this provision shall not relieve a director or officer from liability for any breach of duty based upon an act or omission (i) in breach of such person’s duty of loyalty to the Corporation or its stockholders, (ii) not in good faith or involving a knowing violation of law, or (iii) resulting in receipt by such person of an improper personal benefit. If the New Jersey Business Corporation Act is amended after approval by the stockholders of this provision to authorize corporate action further eliminating or limiting the personal liability of directors or officers, then the liability of a director and/or officer of the Corporation shall be eliminated or limited to the fullest extent permitted by the New Jersey Business Corporation Act as so amended.

Any repeal or modification of the foregoing paragraph by the stockholders of the Corporation or otherwise shall not adversely affect any right or protection of a director or officer of the Corporation existing at the time of such repeal or modification.

The New Jersey Business Corporation Act permits such exculpation with the same limitations. Pursuant to the New Jersey Business Corporation Act, an act or omission in breach of a person’s duty of loyalty means an act or omission which that person knows or believes to be contrary to the best interests of the corporation or its stockholders in connection with a matter in which he has a material conflict of interest.

Item 7 Exemption from Registration Claimed

Not applicable.

Item 8 Exhibits

4.1	State Bancorp, Inc. 1999 Incentive Stock Option Plan (incorporated by reference to Exhibit 10(i) to State Bancorp, Inc.’s Annual Report on Form 10-K filed on March 31, 1999—File No. 001-14783)

4.2	State Bancorp, Inc. Stock Option Plan (2002) (incorporated by reference to Exhibit 10(k) to State Bancorp, Inc.’s Annual Report on Form 10-K filed on March 28, 2003—File No. 001-14783)

4.3	State Bancorp, Inc. 2006 Equity Compensation Plan (incorporated by reference to Appendix 1 to State Bancorp, Inc.’s Schedule 14A/Proxy Statement filed on filed on March 23, 2006—File No. 001-14783)

4.4	Employment Agreement by and among State Bancorp, Inc., State Bank of Long Island and Thomas M. O’Brien (incorporated by reference to Exhibit 10(m) to State Bancorp, Inc.’s Current Report on Form 8-K filed on November 7, 2006— File No. 001-14783)

4.5	Amended and Restated Employment Agreement dated as of December 10, 2007 between State Bancorp, Inc., State Bank of Long Island and Thomas M. O’Brien (incorporated by reference to Exhibit 10(m)(iii) to State Bancorp, Inc.’s Annual Report on Form 10-K filed on March 17, 2008—File No. 001-14783)

4.6	Amendment of Amended and Restated Employment Agreement by and among State Bancorp, Inc., State Bank of Long Island and Thomas M. O’Brien (incorporated by reference to Exhibit 10.24 to State Bancorp, Inc.’s Annual Report on Form 10-K filed on March 12, 2010—File No. 001-14783)

4.7	Second Amendment to Amended and Restated Employment Agreement by and among State Bancorp, Inc., State Bank of Long Island and Thomas M. O’Brien (incorporated by reference to Exhibit 10.25 to State Bancorp, Inc.’s Annual Report on Form 10-K filed on March 12, 2010—File No. 001-14783)

4.8	Third Amendment to Amended and Restated Employment Agreement by and among State Bancorp, Inc., State Bank of Long Island and Thomas M. O’Brien (incorporated by reference to Exhibit 10.33 to State Bancorp, Inc.’s Quarterly Report on Form 10-Q filed on May 6, 2011—File No. 001-14783)

4.9	Nonqualified Stock Option Agreement dated as of November 13, 2006, between State Bancorp, Inc. and Thomas M. O’Brien (incorporated by reference to Exhibit 10.10(m)(i) to State Bancorp, Inc.’s Current Report on Form 8-K filed on November 15, 2006—File No. 001-14783)

5.1	Opinion of Day Pitney LLP (filed herewith)

23.1	Consent of KPMG LLP (filed herewith)

23.2	Consent of Day Pitney LLP (included in Exhibit 5.1 hereto)

24.1	Power of Attorney (included on the signature page hereto)

Item 9 Undertakings

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2) That, for the purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Township of Wayne, State of New Jersey, on the 3rd day of January, 2012.

VALLEY NATIONAL BANCORP

By:	/s/ Alan D. Eskow
Alan D. Eskow Executive Vice President and Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Gerald H. Lipkin, Alan D. Eskow and Mitchell L. Crandell as attorneys-in-fact and agents, with full power of substitution and resubstitution, to sign on his or her behalf, individually and in any and all capacities, including the capacities stated below, any and all amendments (including post-effective amendments) to this Registration Statement and any registration statements filed by the registrant pursuant to Rule 462(b) of the Securities Act of 1933, as amended, relating thereto and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting to said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Gerald H. Lipkin Gerald H. Lipkin	Chairman of the Board, President and Chief Executive Officer and Director	January 3, 2012

/s/ Alan D. Eskow Alan D. Eskow	Senior Executive Vice President, Chief Financial Officer (Principal Financial Officer) and Corporate Secretary and Director	January 3, 2012

/s/ Mitchell L. Crandell Mitchell L. Crandell	First Senior Vice President and Chief Accounting Officer (Principal Accounting Officer)	January 3, 2012

/s/ Peter Crocitto Peter Crocitto	Senior Executive Vice President and Chief Operating Officer and Director	January 3, 2012

/s/ Andrew B. Abramson Andrew B. Abramson	Director	January 3, 2012

/s/ Pamela R. Bronander Pamela R. Bronander	Director	January 3, 2012

/s/ Eric P. Edelstein Eric P. Edelstein	Director	January 3, 2012

/s/ Mary J. Steele Guilfoile Mary J. Steele Guilfoile	Director	January 3, 2012

/s/ Graham O. Jones Graham O. Jones	Director	January 3, 2012

/s/ Walter H. Jones, III Walter H. Jones, III	Director	January 3, 2012

/s/ Gerald Korde Gerald Korde	Director	January 3, 2012

Signature	Title	Date

/s/ Michael L. LaRusso Michael L. LaRusso	Director	January 3, 2012

/s/ Marc J. Lenner Marc J. Lenner	Director	January 3, 2012

/s/ Robinson Markel Robinson Markel	Director	January 3, 2012

/s/ Richard S. Miller Richard S. Miller	Director	January 3, 2012

/s/ Barnett Rukin Barnett Rukin	Director	January 3, 2012

/s/ Suresh L. Sani Suresh L. Sani	Director	January 3, 2012

/s/ Robert C. Soldoveri Robert C. Soldoveri	Director	January 3, 2012

EXHIBIT INDEX

4.1	State Bancorp, Inc. 1999 Incentive Stock Option Plan (incorporated by reference to Exhibit 10(i) to State Bancorp, Inc.’s Annual Report on Form 10-K filed on March 31, 1999—File No. 001-14783)

4.2	State Bancorp, Inc. Stock Option Plan (2002) (incorporated by reference to Exhibit 10(k) to State Bancorp, Inc.’s Annual Report on Form 10-K filed on March 28, 2003—File No. 001-14783)

4.3	State Bancorp, Inc. 2006 Equity Compensation Plan (incorporated by reference to Appendix 1 to State Bancorp, Inc.’s Schedule 14A/Proxy Statement filed on filed on March 23, 2006—File No. 001-14783)

4.4	Employment Agreement by and among State Bancorp, Inc., State Bank of Long Island and Thomas M. O’Brien (incorporated by reference to Exhibit 10(m) to State Bancorp, Inc.’s Current Report on Form 8-K filed on November 7, 2006— File No. 001-14783)

4.5	Amended and Restated Employment Agreement dated as of December 10, 2007 between State Bancorp, Inc., State Bank of Long Island and Thomas M. O’Brien (incorporated by reference to Exhibit 10(m)(iii) to State Bancorp, Inc.’s Annual Report on Form 10-K filed on March 17, 2008—File No. 001-14783)

4.6	Amendment of Amended and Restated Employment Agreement by and among State Bancorp, Inc., State Bank of Long Island and Thomas M. O’Brien (incorporated by reference to Exhibit 10.24 to State Bancorp, Inc.’s Annual Report on Form 10-K filed on March 12, 2010—File No. 001-14783)

4.7	Second Amendment to Amended and Restated Employment Agreement by and among State Bancorp, Inc., State Bank of Long Island and Thomas M. O’Brien (incorporated by reference to Exhibit 10.25 to State Bancorp, Inc.’s Annual Report on Form 10-K filed on March 12, 2010—File No. 001-14783)

4.8	Third Amendment to Amended and Restated Employment Agreement by and among State Bancorp, Inc., State Bank of Long Island and Thomas M. O’Brien (incorporated by reference to Exhibit 10.33 to State Bancorp, Inc.’s Quarterly Report on Form 10-Q filed on May 6, 2011—File No. 001-14783)

4.9	Nonqualified Stock Option Agreement dated as of November 13, 2006, between State Bancorp, Inc. and Thomas M. O’Brien (incorporated by reference to Exhibit 10.10(m)(i) to State Bancorp, Inc.’s Current Report on Form 8-K filed on November 15, 2006—File No. 001-14783)

5.1	Opinion of Day Pitney LLP (filed herewith)

23.1	Consent of KPMG LLP (filed herewith)

23.2	Consent of Day Pitney LLP (included in Exhibit 5.1 hereto)

24.1	Power of Attorney (included on the signature page hereto)